Exhibit 97.1

Leslie’s, inc.

COMPENSATION RECOVERY Policy

Statement of Intent. The Board of Directors (“Board”) of Leslie’s, Inc. (the “Company”) believes that it is in the best interest of the Company and its stockholders to encourage outstanding leadership, accountability and responsible risk taking that benefits the growth of the Company. Accordingly, the Board has adopted this Compensation Recovery Policy (this “Policy”) originally effective as of October 3, 2021 (the “Original Effective Date”), and amended and restated effective as of October 2, 2023 (the “10D-1 Effective Date”). This Policy is intended to comply with, and as applicable to be administered and interpreted consistent with, Listing Rule 5608 adopted by the Nasdaq Stock Market (“Nasdaq”) Listed Company Manual as adopted by Nasdaq to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

Definitions. For purposes of this Policy, the following definitions shall apply:

“Covered Employee” means each individual who, at any time on or after the Effective Date, is (i) the Chief Executive Officer and Chief Financial Officer of the Company; (ii) the principal accounting officer of the Company, any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions, for the Company; or (iii) any other key employee of the Company, as designated by the Board. Each Covered Employee shall continue to be subject to this Policy following the termination of his or her status as such (including as a result of termination of employment), in accordance with the terms of this Policy.

“Financial Restatement” occurs when the Company is required to prepare an accounting restatement of the Company’s financial statements (including any such correction recorded in the Company’s current period financial statements) due to material non-compliance with any financial reporting requirements under applicable securities laws. The Board shall take into consideration any applicable interpretations and clarifications of the Securities and Exchange Commission (“SEC”) in determining whether a financial restatement qualifies as a Financial Restatement for purposes of this Policy.

“Incentive-Based Compensation” means any compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the Company’s attainment of a financial reporting measure that was Received by a person who served as a Covered Employee at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return. Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded. However, the following compensation shall not be considered Incentive-Based Compensation and shall not be subject to forfeiture or reimbursement under this Policy:

(i)
Incentive-Based Compensation Received prior to the 10D-1 Effective Date (for the avoidance of doubt, the Policy as in effect prior to the 10D-1 Effective Date shall continue in effect with respect to compensation subject to the terms of such prior Policy that is not subject to the terms of the Policy as amended and restated); and
(ii)
Any compensation to the extent that it is Received outside of the Recovery Period. The “Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy and any “transition period” as prescribed under Rule 10D-1. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to Nasdaq Listing Rule 5608(b)(1)(ii).

Forfeiture and Reimbursement. If the Board determines the amount of Incentive-Based Compensation Received by a Covered Employee during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to reasonably prompt recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, the Board will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis.

The Board will determine, in its sole discretion, the method for reimbursement and/or forfeiture, as the case may be, of any excess Incentive-Based Compensation hereunder, which may include, without limitation, any one or more of the following: requiring reimbursement of cash Incentive-Based Compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; cancelling or rescinding some or all outstanding vested or unvested equity-based awards; adjusting or withholding from unpaid compensation or other set-off; cancelling or setting-off against planned future grants of equity-based awards; and/or any other method authorized by applicable law or contract. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Board determines that such recovery is impracticable and is not required under Rule 10D-1, including if the Board determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts.

No recovery of compensation under this Policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar terms) as such terms are used in any agreement between any Covered Employee and the Company or any of its subsidiaries.

Authority and Interpretations. This Policy generally will be administered and interpreted by the Board. Any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties. Except as limited by law, the Board has full power, authority, and discretion to construe, interpret and apply this Policy. Any determinations shall be documented and such documentation shall be provided to Nasdaq to the extent required by Section 303A.14. The determinations of the Board under this Policy need not be uniform with respect to all Covered Employees. The Board may from time to time delegate any or all of its rights, authority and obligations under this Policy to a committee of the Board. In the event of any such delegation, all authority granted under this Policy in the discretion of the Board shall include and be a reference to the discretion of such committee. The Board shall have the right from time to time to re-assume any such rights, authority, or obligations so delegated.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.

Any reimbursement or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company, including, without limitation, (i) pursuant to the terms of any Company plan or policy or any agreement with the Covered Employee, (ii) disciplinary action up to and including termination, and (iii) institution of civil or criminal proceedings. Any right of recoupment under this Policy is in addition to, and is not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. Additionally, nothing in this Policy is intended to conflict with or limit any compensation recoupment or clawback provisions of any applicable laws, including Section 304 of the Sarbanes-Oxley Act of 2002.

The Board shall take reasonable steps to inform Covered Employees of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Covered Employee.

The Board shall be fully indemnified and held harmless by the Company for any liability resulting from administration of this Policy.

The Board may, from time to time, suspend, discontinue, revise or amend this Policy in any respect whatsoever. The Board may terminate this Policy at any time.